Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

ArriVent BioPharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(r)	4,423,084(2)	$19.50	$86,250,138	0.00015310	$13,204.90
Fees to be Paid	Equity	Pre-funded warrants to purchase common stock	Rule 457(r)	1,363,469	$19.50(3)	__(3)	0.00015310	__(3)
	Total Offering Amounts				--	$86,250,138	--	$13,204.90
	Total Fees Previously Paid							--
	Total Fee Offsets						--	--
	Net Fee Due						--	$13,204.90

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-284661) on February 3, 2025 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)	Includes 1,363,469 shares of common stock that are issuable upon the exercise of the pre-funded warrants referenced below and assumes exercise in full of the underwriters’ option to purchase up to 576,923 additional shares of common stock.

(3)	Represents the sum of the pre-funded warrants sales price of $19.4999 per pre-funded warrant and the exercise price of $0.0001 per share issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded warrants.